UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2023

The Crypto Company

(Exact name of registrant as specified in its charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23823 Malibu Road, #50477, Malibu, CA	90265
(Address of principal executive offices)	(Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 7, 2023, The Crypto Company (the “Company”) borrowed funds pursuant to a Securities Purchase Agreement (the “SPA”) entered into with 1800 Diagonal Lending, LLC (“Diagonal”), and Diagonal purchased a convertible promissory note (the “Note”) from the Company in the aggregate principal amount of $54,250. Pursuant to the SPA, the Company agreed to reimburse Diagonal for certain fees in connection with entry into the SPA and the issuance of the Note. The SPA contains customary representations and warranties by the Company and Diagonal typically contained in such documents.

The maturity date of the Note is March 2, 2024 (the “Maturity Date”). The Note bears interest at a rate of 10% per annum, and a default interest of 22% per annum. Diagonal has the option to convert all of the outstanding amounts due under the Note into shares of the Company’s common stock beginning on the date which is 180 days following the date of the Note and ending on the later of: (i) the Maturity Date and (ii) the date of payment of the default amount, as such term is defined under the Note. The conversion price under the Note for each share of common stock is equal to 65% of the lowest trading price of the Company’s common stock for the 10 trading days prior to the conversion date. The conversion of the Note is subject to a beneficial ownership limitation of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion. Failure of the Company to convert the Note and deliver the common stock when due will result in the Company paying Diagonal a monetary penalty for each day beyond such deadline.

The Company may prepay the Note in whole, however, if it does so between the issuance date and the date which is 60 days from the issuance date, the repayment percentage is 115%. If the Company prepays the Note on or between the 61st day after issuance and the 90th day after issuance, the prepayment percentage is 120%. If the Company prepays the Note on or between the 91st day after issuance and 180 days after issuance, the prepayment percentage is 125%. After such time, the Company can submit an optional prepayment notice to Diagonal, however the prepayment shall be subject to the agreement between the Company and Diagonal on the applicable prepayment percentage.

Pursuant to the Note, as long as the Company has any obligations under the Note, the Company cannot without Diagonal’s written consent, sell, lease or otherwise dispose of any significant portion of its assets.

The Note contains standard and customary events of default such as failing to timely make payments under the Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. The occurrence of any of the events of default, entitle Diagonal, among other things, to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note. Upon an “Event of Default”, interest shall accrue at a default interest rate of 22%, and the Company may be obligated pay to the Diagonal an amount equal to 150% of all amounts due and owing under the Note.

The foregoing descriptions of SPA and Note, do not purport to be complete and are qualified in their entirety by the full text of the forms of the of SPA and Note which will be filed as exhibits to a subsequent current, quarterly, or annual report to be filed by the Company.

The offer and sale of the Note to Diagonal was made in a private transaction exempt from the registration requirements of the Securities Act in reliance on exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Separate from the entry into the SPA with Diagonal, effective March 13, 2023, the Company and AJB Capital Investments, LLC (“AJB”) entered into an agreement whereby, among other things, AJB agreed to extend the maturity date of the promissory note issued to AJB in May 2022 to January 15, 2024, and with all accrued and unpaid interest and principal to be due at maturity. Additionally, effective March 13, 2023, the Company and Efrat Investments, LLC (“Efrat”) entered into an agreement whereby, among other things, Efrat agreed to extend the maturity date of the promissory note issued to Efrat in April 2022 to January 15, 2024, and with all accrued and unpaid interest and principal to be due at maturity. In each case, in connection with the accommodations made by the lenders the Company agreed to amend the exercise price of the warrants previously issued to AJB and Efrat to $0.50 per share and also agreed to issue to each of AJB and Efrat a new “prefunded” warrant exercisable to purchase shares of Company common stock subject in each case to certain ownership limitations and other terms and conditions of the warrants.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY
Date: March 13, 2023
	By:	/s/ Ron Levy
	Name:	Ron Levy
	Title:	Chief Executive Officer, Chief Operating Officer and Secretary

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